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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 25, 2006
Date of Report (Date of earliest event reported)

CPAC, INC.
(Exact name of registrant as specified in its charter)

New York	000-09600	16-0961040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2364 Leicester Road, P.O. Box 175, Leicester, New York 14481
(Address of principal executive offices and Zip Code)
(585) 382-3223
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 -- Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
The following Press Release is hereby filed under Section 5, Item 5.02 of this Form 8-K Current Report, to disclose that Thomas N. Hendrickson, Chairman, President, and CEO, is on temporary medical leave and to announce the appointment of an Acting CEO and a Lead Director.

For Immediate Release
2364 Leicester Rd. Leicester NY, 14481 USA 585-382-3223 cpac.com		COMPANY CONTACTS: Karen Ash, Mgr, Corp Comm Wendy F. Clay, VP, Admin 585-382-3223

CPAC, INC. COMMENTS ON FISCAL FOURTH QUARTER EARNINGS;
Announces CEO takes temporary medical leave to recover from surgery;
Appoints Acting CEO and Lead Director

LEICESTER, NY... May 25, 2006 -- CPAC, Inc. (Nasdaq: CPAK), a manufacturer and marketer with holdings in the Cleaning & Personal Care and Imaging industries, today issued guidance for its fiscal fourth quarter ended March 31, 2006. The annual audit is currently in process and detailed results for the quarter and fiscal year ended March 31, 2006 are expected to be released upon completion of the audit, in mid-June.

Company officials announced that net income for the fiscal fourth quarter is expected to be in the range of $0.14 to $0.18 per diluted share, versus a fourth quarter loss in fiscal 2005 of ($0.81) per diluted share.

Management noted Imaging segment sales gains in excess of 5% for the quarter, resulting primarily from the worldwide consolidation taking place in the traditional Imaging industry, particularly in foreign markets. These gains contributed to the increase in estimated profits. Gross margins have shown improvement in both the Imaging and Fuller Brands segments, while Selling, Administrative and Engineering expenses in both segments have been reduced as a result of cost cutting programs and organizational changes made over the past two years. In Fuller Brands, new customer contracts within the Cleaning Technologies Group have also improved profitability.

The Company further announced that CPAC, Inc. Chairman, President & CEO Thomas N. Hendrickson underwent surgery on Monday, May 8 to address a peptic ulcer. He has taken a temporary leave of absence to recover from surgery and is expected to return to work within a few months. The Company's Board of Directors has appointed CPAC, Inc. Vice President, Finance and Chief Financial Officer Thomas J. Weldgen Acting CEO during Mr. Hendrickson's absence. Mr. Weldgen has served as CFO for 14 years, working closely with Mr. Hendrickson and the rest of the senior leadership team in the executive and strategic management of the Company and he is also a member of the Board of Directors. The Company's independent Directors designated José J. Coronas as Lead Director to facilitate communications between the Board and Management.

About CPAC, Inc. Established in 1969, CPAC, Inc. (cpac.com) manages holdings in two industries. The Fuller Brands segment manufactures commercial, industrial, and household cleaning products, as well as custom brushes and personal care lines. The CPAC Imaging segment develops and markets innovative Imaging chemicals, equipment, and supplies at seven operations worldwide. Products are sold under more than 350 registered trademarks. Stock is traded under the symbol: CPAK.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect CPAC's business and prospects, including economic, competitive, governmental, technological, and other factors discussed in CPAC's filings with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2006		CPAC, Inc. (Registrant)
	By:	/s/ Thomas J. Weldgen
Thomas J. Weldgen Vice President Finance and Chief Financial Officer